Exhibit 99.1

AITX’s RAD Honored with Frost & Sullivan’s Best Practices Award for Technical Innovation Leadership in the Global Autonomous Robots Industry

Detroit, Michigan, August 7, 2024 – Robotic Assistance Devices, Inc. (RAD), a subsidiary of Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCPK:AITX), is pleased to announce that it has been recognized by Frost & Sullivan with the 2024 Technology Innovation Leadership Award. This prestigious accolade acknowledges the revolutionary impact of RAD’s innovative solutions within the autonomous robotics industry.

To download Frost & Sullivan’s “The 2024 Enabling Technology Leader in the Global Autonomous Robots Industry” report highlighting RAD and its 2024 Best Practices Award, please click here.

“We are pleased to recognize RAD with the Enabling Technology Leadership Award for 2024. RAD’s innovative approach to integrating human oversight with autonomous operations sets a new standard for efficiency and effectiveness in security measures. We look forward to witnessing their continued success and impact on the global security landscape,” stated Pranav Sahai, Industry Analyst, Frost & Sullivan best practices research analyst.

According to Frost & Sullivan’s analysis of RAD, “A key distinction of RAD is its sophisticated human-machine collaboration approach. Integrating human oversight with autonomous operations allows seamless communication between robots and human security personnel, enhancing overall effectiveness and reducing response times.”

Steve Reinharz, CEO/CTO of AITX and RAD, commented, “We are honored to receive Frost & Sullivan’s Enabling Technology Leadership Award. This acknowledgment is a testament to the relentless dedication and ingenuity of the RAD team. Our solutions are designed to address the urgent needs of enterprise clients today, providing them with innovative, cost-effective, and reliable security options. Frost & Sullivan’s recognition affirms our commitment to revolutionizing the security industry with cutting-edge AI-driven technologies. We are excited to continue pushing the boundaries of what is possible and delivering unparalleled value to our clients.”

The Enabling Technology Leadership Award also stated, “Furthermore, RAD’s technology scales to fit specific organizational needs. It offers flexibility, agility, and configurability to support fluid, timely decision-making, delivering the necessary tools and technology infrastructure for customers to succeed.”

About Frost & Sullivan

Frost & Sullivan is the Growth Pipeline Company™. We power our clients to a future shaped by growth. Our Growth Pipeline as a Service™ provides the CEO and the CEO’s growth team with a continuous and rigorous platform of growth opportunities, ensuring long-term success. To achieve positive outcomes, our team leverages over 60 years of experience, coaching organizations of all types and sizes across 6 continents with our proven best practices. To power your Growth Pipeline future, visit Frost & Sullivan at www.frost.com.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement and, at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics, and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients, generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges, and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M, RAD-R, and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060

@SteveReinharz